Facility Agreement

Execution Copy

Exhibit (b)

CHF 1,450,000,000

MULTICURRENCY TERM FACILITY AGREEMENT

dated

20 July 2016

for

GALENICA AG

as Original Guarantor

arranged by

CREDIT SUISSE AG

as Arranger

with

CREDIT SUISSE AG

acting as Agent

Baker & McKenzie Zurich Holbeinstrasse 30, P.O.Box CH-8034 Zurich, Switzerland

Facility Agreement

Execution Copy

THIS AGREEMENT is dated as of the date set forth on the cover page of this Agreement and made between:

(1)	GALENICA AG, Untermattweg 8, 3027 Bern, Switzerland (the “Company”);

(2)	THE SUBSIDIARY of the Company listed in Part I of Schedule 1 as borrower (the “Borrower”);

(3)	GALENICA AG, Untermattweg 8, 3027 Bern, Switzerland (the “Original Guarantor”);

(4)	CREDIT SUISSE AG, Paradeplatz 8, 8001 Zurich, Switzerland, as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”); and

(6)	CREDIT SUISSE AG, Paradeplatz 8, 8001 Zurich, Switzerland, as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Acquisition” means the acquisition by a directly or indirectly wholly owned Subsidary of the Company of up to 100% of the Target Shares on the terms of the Acquisition Documents by way of the Tender Offer and the Merger.

“Acquisition Agreement” means the agreement and plan of merger dated as of 20 July 2016 relating to the acquisition of the Target Shares and made among Galenica AG, BidCo and Target.

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the Acquisition or the Transaction Documents.

“Acquisition Documents” means the Acquisition Agreement and any other document mutually designated as an “Acquisition Document” by the Agent and the Company.

“Acquisition Purpose” means the purposes set out in paragraph (a) of Clause 3.1 (Purpose).

“Acquisition Transaction” means any merger, Joint Venture or other acquisition, including, for the avoidance of doubt, by (i) acquiring a company or any shares or securities or a business or undertaking, (ii) incorporating a company, (iii) entering into, investing in or acquiring (or agreeing to acquire) any shares, stocks, securities or other interest in any Joint Venture, (iv) transferring any assets or lending to or guaranteeing or giving an indemnity for or giving Security for the obligations of a Joint Venture or maintaining the solvency of or providing working capital to any Joint Venture (or agreeing to do any of the foregoing.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26.2 (Additional Guarantors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency at or about 11:00 a.m. on a particular day.

“Agreement” means this agreement with all its Schedules, annexes and exhibits.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the Certain Funds Period but shall in no event end after 15 December 2016.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time ; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Base Currency” means CHF.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) as adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment, consolidation or division of a Loan.

“Basel III” means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(b)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“BidCo” means Vifor Pharma USA Inc., a company incorporated under the laws of Delaware, an indirect wholly owned Subsidiary of the Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Zurich, Switzerland; with respect to a LIBOR rate fixing or a purchase or sale of an Optional Currency, also a day on which banks are open for general business in London and in the principal financial centre of the country of that currency; with respect to the Tender Offer, a day the NASDAQ is open for trading.

“Capital Adequacy Requirement” means a request or requirement relating to the maintenance of capital imposed by the competent regulator or applicable regulator, including one which is attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or its parent company), but excluding any amendment arising out of Basel III.

“Cash Equivalent Investments” means at any time any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Switzerland or any Participating Member State, specifically excluding Greece, Italy, Spain, Ireland and Portugal, or by an instrumentality (Vermittler) or agency (Vertreter/Agenten) of any of them on behalf and/or for the benefit of such governments having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security provided that in each case the relevant issuer or guarantor has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P1 or higher by Moody’s Investor Services Limited.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the earlier of:

(a)	the date on which the Acquisition Agreement is terminated in accordance with its terms;

(b)	the Closing Date;

(c)	15 December 2016.

“Certain Funds Utilisation” means a Loan made or to be made under the Facility during the Certain Funds Period where such Loan is to be made solely for an Acquisition Purpose.

“Change of Control” means the occurrence of a situation resulting in any person or entity or group of persons or entities acting in concert newly controlling directly or indirectly more than 33.3% of the share capital and/or voting rights of the Company.

“CHF” means Swiss francs, the lawful currency of Switzerland.

“Clean-Up Date” means the date falling 90 days after the Closing Date.

“Clean-Up Default” means an Event of Default other than an Event of Default referred to in:

(a)	Clause 23.1 (Non-payment);

(b)	Clause 23.2 (Financial covenants);

(c)	Clause 23.3 (Other obligations) (only insofar as it relates to a breach of a covenant or an obligation that is not a Clean-Up Undertaking);

(d)	Clause 23.4 (Misrepresentation) (only insofar as it relates to a breach of any representation or warranty that is not a Clean-Up Representation);

(e)	Clause 23.6 (Insolvency);

(f)	Clause 23.7 (Insolvency proceedings);

(g)	Clause 23.10 (Unlawfulness);

(h)	Clause 23.11 (Invalidity); or

(i)	Clause 23.12 (Business activities).

“Clean-Up Representation” means any of the representations and warranties made by or in respect of any member of the Target Group under the Finance Documents.

“Clean-Up Undertaking” means any covenants or obligations made by or in respect of any member of the Target Group under the Finance Documents other than under Clause 21 (Financial Covenants).

“Closing Date” has the meaning ascribed to such term in the Acquisition Agreement.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Completion” means the completion of the Acquisition in accordance with Articles I and II of the Acquisition Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Target Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in a form agreed between the Company and the Agent.

“Credit Assessment” means the credit assessment in connection with this Agreement, in particular the assessment of the credit worthiness and the borrowing capacity of the Obligors and the Group.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Division” has the meaning ascribed to it in para. (a) of Clause 24 (Division of the Group).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EBITDA” means earnings before interest, tax, depreciation and goodwill amortisation (not including transaction costs) as reported by the Group according to GAAP, whereby in the calculation of EBITDA losses and profits from discontinued operations shall be disregarded.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Extension Effective Date” has the meaning ascribed to it in para. (c) of Clause 7.3 (Extension of Termination Date).

“Extension Request” has the meaning ascribed to it in para. (a) of Clause 7.3 (Extension of Termination Date).

“Extended Termination Date” has the meaning ascribed to it in para. (a) of Clause 7.3 (Extension of Termination Date).

“External Basket” has the meaning given to it in para. (d) of the definition of “Permitted Financial Indebtedness”.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Reserve Margin Regulations” means Regulations T, U and X of the Federal Reserve Board.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Transfer Certificate, any Fee Letter, any Compliance Certificate, any Accession Letter, any Resignation Letter, any amendment, restatement or waiver relating to any of these documents (including any waiver granted by the Agent in the name and on behalf of the Lenders) and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funds Flow Statement” means a funds flow statement regarding flow of funds on the Closing Date.

“GAAP” means (in each case including any changes as permitted by this Agreement):

(a)	for the consolidated accounts of the Group IFRS;

(b)	for the statutory accounts of a Swiss member of the Group, the statutory accounting principles according to the Swiss Code of Obligations; and

for the statutory accounts of any other member of the Group, the generally accepted accounting principles according to its jurisdiction of incorporation.

“Group” means the Company and its (direct and indirect) Subsidiaries for the time being, including the Target Group as of (but not prior to) Completion.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 26.2 (Additional Guarantors).

“Guidelines” means, together, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), S-02.130.1 in relation to money market instruments and book claims of April 1999

(Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007) and the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which the first-mentioned company or corporation is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Increased Costs” has the meaning ascribed to it in para. (b) of Clause 14.1 (Increased costs).

“Intellectual Property” means any patent, trademark, copyright, confidential information, know-how or other intellectual property owned or controlled by a member of the Group or an Affiliate of the Group relating to the Group’s products.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

“Interpolated Screen Rate” means, in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“Joint Venture” means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of such person with their own as a Subsidiary.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders), and any replacement lender which has become a Party in accordance with Clause 8.7 (Right of replacement or repayment and cancellation in relation to a single Lender), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means, at any time, Net Debt divided by EBITDA of the Group, whereas the EBITDA of the Group will in each case be calculated on a rolling basis for the twelve (12) Months preceding the date of the determination of the Leverage Ratio and in accordance with Schedule 12.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(a)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Liquid Assets” means cash and cash equivalents (cash equivalents include sight deposits at financial institutions and time deposits with an original term of three months or less), and marketable, liquid securities and time deposits with an original term to maturity of 3 to 12 Months.

“Major Default” means, in respect of an Obligor or BidCo only (but not in respect of or relating to any member of the Target Group), any Default under any of:

(a)	Clause 23.1 (Non-payment);

(b)	Clause 23.3 (Other obligations) only insofar as it relates to a breach of:

(i)	Clause 22.4 (Use of Facility);

(ii)	Clause 22.5 (Limitation of granting of loans to third parties);

(iii)	Clause 22.6 (Limitation of extension of guarantees to third parties);

(iv)	Clause 22.7 (Pari passu ranking);

(v)	Clause 22.8 (Negative pledge);

(vi)	Clause 22.9 (Disposals);

(vii)	Clause 22.10 (Demerger and transformation);

(viii)	Clause 22.11 (Merger, joint ventures and further acquisitions);

(ix)	Clause 22.12 (a) and (b) (Tender Offer);

(x)	Clause 22.14 (Financial Indebtedness); and

(xi)	Clause 22.18 (Change of business);

(c)	Clause 23.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation;

(d)	Clause 23.6 (Insolvency);

(e)	Clause 23.7 (Insolvency proceedings);

(f)	Clause 23.8 (Creditor’s process);

(g)	Clause 23.10 (Unlawfulness);

(h)	Clause 23.11 (Invalidity)

(i)	Clause 23.14 (Repudiation and rescission of agreement); or

(j)	the occurrence of (i) the termination of the Acquisition Agreement in accordance with its terms; (ii) a final, non-appealable determination of a court of competent jurisdiction that the Acquisition Agreement is illegal or unenforceable in respect of any party thereto; (iii) failure to offer to purchase any and all of the Target Shares pursuant to the Tender Offer; or (iv) failure to pay consideration offered for the Target Shares in the Tender Offer or the Merger.

“Major Representation” means in respect of an Obligor or BidCo only (but not in respect of or relating to any member of the Target Group):

(a)	Clause 19.1 (Status);

(b)	Clause 19.2 (Binding obligations);

(c)	Clause 19.3 (Non-conflict with other obligations);

(d)	Clause 19.4 (Power and authority);

(e)	Clause 19.5 (Validity and admissibility in evidence);

(f)	Clause 19.6 (Governing law and enforcement);

(g)	Clause 19.8 (Tax representation);

(h)	Clause 19.10(c) (No default)

(i)	Clause 19.14 (Pari passu ranking);

(j)	Clause 19.16 (Licenses, permits and compliance with law);

(k)	Clause 19.21 (Use of Facility); and

(l)	Clause 19.22 (Acquisition Documents, disclosures and other documents).

“Majority Lenders” means:

(a)	until the Total Commitments have been reduced to zero a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction; or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Margin” means the margin as set out in Clause 9.2 (Determination of Margin).

“Material Adverse Effect” means any effect which is materially adverse to:

(a)	the ability of an Obligor to perform any of its obligations under the Finance Documents; or

(b)	the ability of the Obligors taken together to perform any of their obligations under the Finance Documents; or

(c)	the business, operations, properties, assets or (financial) condition of the Group taken as a whole.

“Merger” has the meaning ascribed to such term in the Acquisition Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 25 (Changes to the Lenders).

“Net Debt” means all interest bearing indebtedness (including obligations under financial lease arrangements), minus Liquid Assets in accordance with GAAP.

“Obligor” means the Borrower or a Guarantor.

“Optional Currency” means USD.

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended December 31, 2015; and

(b)	in relation to each Obligor, its audited financial statements for its financial year ended December 31, 2015.

“Participating Member State” means any member state of the European Union that adopts or has adopted the EUR as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Non-Qualifying Bank Creditors” means in aggregate and at any time up to 10 Lenders within the meaning of the Guidelines under all the Facilities which are not, in each case, Qualifying Bank Creditors, and Permitted Non-Qualifying Bank Creditor shall mean one of them.

“Permitted Financial Indebtedness” means

(a)	Financial Indebtedness under the Finance Documents;

(b)	the existing Financial Indebtedness of the Group at the date of this Agreement and as outlined in Schedule 8 (Existing Financial Indebtedness and Existing Security) and the renewal of such existing Financial Indebtedness;

(c)	the existing Financial Indebtedness of the Target Group at the date of this Agreement and as outlined in Schedule 9(Existing Financial Indebtedness of the Target Group) and the renewal of such existing Financial Indebtedness; and

(d)	additional external Financial Indebtedness in the aggregate amount of CHF 155,000,000 as allotted to the Group (the “External Basket”);

(e)	the issuance of debt capital market instruments by the Group, provided that the net proceeds of such transactions are used to refinance a mandatory prepayment pursuant to Clause 8.3 (Prepayment from Proceeds).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(c)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms.

“Qualifying Bank Creditor” means a person or entity (including any commercial bank or financial institution (irrespective of its jurisdiction of organisation)) acting on its own account which has a banking licence in force and effect issued in accordance with the banking laws in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, and which, in both cases, effectively exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making all in accordance and as defined in the Guidelines or in the legislation and explanatory notes addressing the same issues which are in force at such time.

“Qualifying Lender” means a Lender which fulfils the conditions imposed by the laws of the relevant jurisdiction of the relevant Obligor not to be subject to, or as the case may be, to be exempt from any Tax Deduction.

“Quasi-Security” has the meaning given to that term in Clause 22.8 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the Relevant Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given by leading banks in the Relevant Market on more than one day, the Quotation Day will be the last of those days).

“Recovery Claim” has the meaning ascribed to it in para. (a)(i) of Clause 8.3 (Prepayment from Proceeds).

“Reference Bank Rate” means

the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means the principal Zurich offices of Credit Suisse AG and any other Lender appointed by the Agent, acting on instructions of the Majority Lenders, in consultation with the Company, each of these banks separately a Reference Bank.

“Relevant Market” means the London interbank market.

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Sanctioned Activities” means business activities that are subject to sanctions or embargoes imposed by the United Nations (“UN”), the European Union (“EU”), the Swiss State Secretariat for Economic Affairs (“SECO”), the Swiss Directorate for Public International Law or Department of Justice, the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore (“MAS”) and the Hong Kong Monetary Authority (“HKMA”) (each such authority a “Sanctions Authority”). This includes, in particular, business activities involving persons or entities subject to any such sanctions or named on any sanctions lists issued by one of the abovementioned bodies.

“Sanctioned Countries” means Cuba, Iran, Libya, Myanmar, North Korea, Region of Crimea, Sudan and Syria or any other country subject to any sanctions imposed by a Sanctions Authority or any other applicable country as notified by the Lenders within due time.

“Sanctioned Persons” means a person or a legal entity either (a) located, domiciled, resident, organised under the laws of or incorporated in a Sanctioned Country or (b) being the government or owned or controlled by the government of a Sanctioned Country or by a party located, domiciled, resident, organised under the laws of or incorporated in a Sanctioned Country.

“Screen Rate” means in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“SEC” means the United States Securities and Exchange Commission.

“Security” means a mortgage, charge, pledge, lien, land charge, assignment or transfer for security purposes, retention of title arrangement, guarantee, suretyship or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

“Specified Time” means a day or time determined in accordance with Schedule 10 (Timetables).

“Subsidiary” of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation; or

(b)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation

(d)	and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swiss Borrower” means a Borrower which is incorporated in Switzerland or which is otherwise deemed to be resident in Switzerland for purpose of Swiss Withholding Tax.

“Swiss Tax Non-Bank Rules” means the Swiss Tax Ten Non-Qualifying Bank Creditor Rule and the Swiss Tax Twenty Non-Qualifying Bank Creditor Rule.

“Swiss Tax Ten Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (or deemed creditors) of any Swiss Borrower under all Facilities which are not Qualifying Bank Creditors must not exceed 10 (ten), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Tax Twenty Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (or deemed creditors) (including the Lenders), other than Qualifying Bank Creditors, of a Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Guidelines), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), facilities and/or private placements (including under the Finance Documents) made or deemed to be made by a Swiss Borrower must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.

“Target” means Relypsa, Inc., a company incorporated under the laws of Delaware, USA.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means the common shares in the Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against relief or remission for, or repayment or refund of, any Tax.

“Tax Deduction” means a deduction or withholding for, or on account of, Tax from a payment under a Finance Document.

“Tender Offer” means the tender offer to purchase any and all of the Target Shares for USD 32.00 per share in cash in accordance with the terms of the Acquisition Agreement.

“Termination Date” means, subject to Clause 7.3 (Extension of Termination Date), June 30, 2017.

“Total Commitments” means the aggregate of the Commitments, being CHF 1,450,000,000 at the date of this Agreement.

“Transaction Documents” means the Finance Documents and the Acquisition Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“USD” means US dollar, the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility as Loans.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax and any other tax of a similar nature.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law and/or an accounting standard is a reference to that provision of law and/or that accounting standard as amended or re-enacted;

(viii)	a time of day is a reference to Zurich time; and

(ix)	definitions in singular shall include the plural and vice versa, unless the context requires otherwise.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several, and the Borrower and each Finance Party explicitly waives the joint and several liabilities (Solidarhaftung) provided for in article 544 of the Swiss Code of Obligations. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents. The Finance Parties do not form a community of creditors (Gläubigergemeinschaft) and are neither joint and several creditors (Solidargläubiger) nor joint creditors (Gesamtgläubiger).

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Facility towards:

(i)	payment of the purchase price by BidCo for the Target Shares under and as provided in the Acquisition Agreement which shall include financing to purchase the number of Target Shares tendered in the Tender Offer or acquired in the Merger less any Target Shares already acquired, in each case at the price per Target Share set forth in the Tender Offer; and

(ii)	payment of the Acquisition Costs; and

(iii)	refinancing certain Financial Indebtedness of the Target and its Subsidiaries to third parties;

as described in the Funds Flow Statement.

(b)	The multicurrency term loan facility provided under this Agreement is not intended to be and shall not be, and no interpretation hereof or any Finance Document shall make, claim or cause any “purpose credit” extended or “arranged” under this Agreement nor provided by any Finance Party under or in connection with the Finance Documents used to purchase or carry “margin stock.” to be “secured” or “indirectly secured” by any “margin stock” as these terms are used in the Federal Reserve Margin Regulations or to include any “margin stock” as Security or Quasi-Security for any obligations hereunder or under any other Finance Document, including in each case any Target Shares. The Lenders and each other Finance Party have entered into this Agreement after making a “good faith” (as such term is used in Federal Reserve Board Regulation U) determination that no Federal Reserve Margin Regulations are applicable to this Agreement or any credit extended hereunder, and that they are making these statements and extending credit hereunder in “good faith” without any reliance on any “margin stock” to secure such extensions of credit directly or indirectly.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Borrower may not deliver a Utilisation Request unless, and the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if, the Agent has received all of the documents and other evidence listed in Part I and II of Schedule 2 (Conditions precedent) in each case in form and substance satisfactory to the Agent acting on behalf of the Lenders, it being understood, however, that the delivery of the documents and evidence listed in Part I of Schedule 2 (Conditions precedent) already constitutes a condition for signing of this Agreement. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	The Lenders authorise (but do not require) the Agent to give the notification described in paragraph (a) above. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.4 (Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the representations to be made by each Obligor on such dates in accordance with Clause 19 (Representations) are true in all material respects.

(c)	The Lenders will only be obliged to comply with Clause 6.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided if, as a result of the proposed division, more than five Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.3.

4.4	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Utilisation; and

(ii)	all the Major Representations are true in all material respects.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 8.1 (Illegality), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such applicable rights, remedies and entitlements shall be available, subject to the terms and conditions of this Agreement, to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility for Loans by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of CHF 100,000,000 or if less, the Available Facility; or

(ii)	if the currency selected is USD, a minimum of USD 100,000,000 or if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

(a)	The Borrower (or the Company on behalf of the Borrower) shall select the currency of a Loan:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Loan made to it) in a Selection Notice.

(b)	If the Borrower (or the Company on behalf of the Borrower) fails to issue a Selection Notice in relation to a Loan, the Loan will remain denominated for its next Interest Period in the same currency as that in which it is denominated, pursuant to paragraph (a) above, for its current Interest Period.

(c)	If the Borrower (or the Company on behalf of the Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Change of currency

(a)	If a Loan is to be denominated in different currencies during two successive Interest Periods:

(i)	if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated, pursuant to this Clause 6, for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.5 (Agent’s calculations).

(b)	If the Agent and the Borrower that has borrowed the Loan agree, the Agent shall:

(i)	apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Loan is denominated, pursuant to this Clause 6, for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the Borrower’s obligations under paragraph (a)(iii) above.

(c)	If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Loan for the first Interest Period) equal to the difference.

(d)	If paragraph (b) above applies and any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and pay the Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.4	Same Optional Currency during successive Interest Periods

(a)	If a Loan is to be denominated, pursuant to this Clause 6, in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)	if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Loan and the Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than 3 per cent compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5	Agent’s calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

The Borrower shall repay the Loans utilised by it together with accrued interest, and all other amounts accrued under the Finance Documents thereon at the Termination Date, it being understood that the repayment shall either be made in the Base Currency or, to the extent utilised in an Optional Currency, in the Optional Currency.

7.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.3	Extension of Termination Date

(a)	The Company may, on one occasion only, request that the Termination Date is extended for a period of up to six Months (“Extended Termination Date”), by giving an irrevocable written notice to the Agent to extend the Termination Date (“Extension Request”) if:

(i)	no Default has occurred and is continuing on the date of the Extension Request;

(ii)	the Agent has received the Extension Request not later than one Month before the original Termination Date; and

(iii)	the Extended Termination Date is not later than on 31 December 2017.

(b)	The Agent shall promptly notify the Lenders of any Extension Request that is received by it, following which each Lender may (at its sole discretion) agree or decline to agree to the Extension Request and shall respond to the Agent by no later than five Business Days after the date of such notice from the Agent.

(c)	If all Lenders have approved the Extension Request, the Termination Date shall be extended until the Extended Termination Date, whereby the extension shall become effective on the initial Termination Date (“Extension Effective Date”) provided that no Event of Default has occurred and is continuing on the Extension Effective Date. The Agent shall inform the Company accordingly within ten Business Days after receipt of the Company’s Extension Request by the Agent.

(d)	As of the Extension Effective Date, the Company shall pay to the Agent for the account of each Lender a non-recurring extension fee in an amount equal to 0.10% of all Loans outstanding on the Extension Effective Date.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 8.7 (Right of replacement or repayment and cancellation in relation to a single Lender), the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

8.2	Change of control

If a Change of Control occurs, then:

(a)	the Company shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation;

(c)	the Agent shall, by not less than twenty (20) Business Days’ notice to the Company, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and Break Costs, and all other amounts accrued under the Finance Documents due and payable, whereupon the Total Commitments will be cancelled and all such outstanding Loans and amounts will become immediately due and payable after the expiry of such notice period.

8.3	Prepayment from Proceeds

(a)	The Borrower shall (and the Company shall ensure that the Borrower will) apply the following proceeds to reduce the principal amounts outstanding under any Loan in the amount equal to:

(i)	the net proceeds of any purchase price reduction, warranty or other claim (each a “Recovery Claim”) against any counterparty of any Obligor or any of such counterparty’s Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents, unless the Company notifies the Agent that such proceeds are, or are to be, applied:

(A)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(B)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible but in any event within 6 Months after receipt of such proceeds by any member of the Group;

(ii)	the net proceeds from the consideration received (excluding earn-outs or adjustments in relation to working capital) in relation to any sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) made by any member of the Group to a person that is not a member of the Group, to the extent the net proceeds exceed an aggregate amount of CHF 50’000’000 per year, unless the Company notifies the Agent that such proceeds are, or are to be, applied in the re-investment, replacement, reinstatement and/or repair of the assets of the Group, in each case as soon as possible but in any event within 6 Months after receipt of such proceeds by any member of the Group;

(iii)	the net proceeds of any disposal of treasury shares by the Company, except with respect to treasury shares sold to employees of the Group or members of the board of directors of the Company under an employee participation plan, and equity and debt capital market transactions implemented by the Group; provided that in all cases such treasury shares were not “margin stock” (as defined in the Federal Reserve Margin Regulations) at the time such shares were acquired as treasury shares; and

(iv)	the net proceeds from any financing transactions of the Group in the bank loan market;

(b)	If the Borrower must apply the proceeds to make a mandatory payment pursuant to para. (a) of this Clause 8.3, then:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation under the Facility until the mandatory payment has been made; and

(iii)	and the Agent shall, by not less than ten Business Days’ notice to the Company, cancel that portion of the Total Commitments in an aggregate amount equal to the amount to be paid pursuant to para. (b) of this Clause 8.3 and declare all outstanding Loans, to the extent they exceed the amount of the reduced Total Commitments, together with accrued interest and Break Costs, and all other amounts accrued under the Finance Documents thereon, immediately due and payable in the relevant amount of proceeds not paid under para (b).

8.4	Mandatory cancellation prior to first Utilisation

If the Tender Offer is not commenced by September 30, 2016, the Total Commitments shall be immediately and automatically cancelled and the Facility shall no longer be available.

8.5	Voluntary cancellation

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of CHF 100,000,000 and above by an integral multiple of CHF 1,000,000) of the Available Facility. Any cancellation under this Clause 8.5 shall reduce the Commitments of the Lenders rateably.

8.6	Voluntary prepayment of Loans

(a)	The Borrower to which a Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, subject to Break Costs, prepay the whole or any part of any Loan (but, if in part, being a minimum amount of CHF 100,000,000 or USD 100,000,000.

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

8.7	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.1 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.2 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender,

the Company may, on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which is not a member of the Group or an Affiliate of any member of the Group and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 25 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

8.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in a Loan is repaid or prepaid an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

8.9	Application of prepayments

Any prepayment of a Loan pursuant to Clause 8.2 (Change of control), Clause 8.3 (Prepayment from Proceeds) or Clause 8.6 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR

9.2	Determination of Margin

(a)	The applicable Margin for Loans shall be determined as follows:

(i)	For a period of three Months after the first Utilisation Date, the Margin shall be equal to 1.175% per annum;

(ii)	Thereafter and until the end of the period ending nine Months after signing of this Agreement, the Margin shall be equal to 1.25% per annum;

(iii)	Thereafter, the Margin shall be equal to 1.50% per annum.

(b)	For all Loans in Optional Currency, the Margin shall be increased by 0.50% per annum.

(c)	In case of an extension of the Termination Date pursuant to Clause 7.3 (Extension of Termination Date), the Margin determined pursuant to para. (a) and (b) of this Clause 9.2 shall be increased by:

(i)	0.25% per annum to 1.75% per annum for a period of three Months after the Extension Effective Date; and

(ii)	0.35% per annum to 2.10% per annum thereafter.

9.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

9.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent higher than the rate which would have applied if the overdue amount had not become due.

9.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.6	Minimum interest

(a)	By entering into this Agreement, the Borrower and each Lender have assumed that the interest payable at the rates specified in this Agreement is not and will not be subject to any Tax Deduction. Nevertheless, if a Tax Deduction is required by law to be made by the Borrower in respect of any interest payable by it under a Loan and should it be unlawful for the Borrower to comply with Clause 13.1 (Tax gross-up) for any reason (where this would otherwise be required by the terms of that Clause taking into account the exclusions set out in para. (f) of Clause 13.1 (Tax gross-up)), and if the gross-up is effectively not paid,

(i)	the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment as provided for otherwise in this Clause 9 (Interest) in the absence of this Clause 9.6, divided by (B) 1 minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1);

(ii)	(A) the Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Clause, and (B) the Borrower shall make the Tax Deduction (within the time allowed and in the minimum amount required by law) on the interest so recalculated; and

(iii)	all references to a rate of interest under such Loan shall be construed accordingly.

(b)	To the extent that interest payable by the Borrower under this Agreement becomes subject to Swiss Withholding Tax, each relevant Lender and the Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the Borrower to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax or to reduce the applicable withholding tax rate.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower (or the Company on behalf of the Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Loan was made not later than the Specified Time.

(c)	If the Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 10, the Borrower (or the Company) may select an Interest Period of one, three or six full Months or of any other period agreed between the Company and the Lenders.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency made to the Borrower; and

(ii)	end on the same date,

those Loans will, unless the Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

11.3	Market disruption

If before close of business in Zurich on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 25 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds

(a)	If this Clause 11.4 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select, whereby in case that the rate so notified is less than zero, the rate shall be deemed to be zero.

(b)	If this Clause 11.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 11.4 applies but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

11.5	Break Costs

(a)	The Borrower shall, within ten Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with the demand by the Agent, provide a certificate confirming and setting out in reasonable detail the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 0.375 per cent per annum on that Lender’s Available Commitment for the Availability Period, starting at the date of this Agreement.

(b)	The accrued commitment fee is payable on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Upfront fee

The Company shall pay to the Agent (for the account of each Lender) a non-recurring upfront fee in the amount and at the times agreed in a Fee Letter.

12.3	Duration fee

The Company shall pay to the Agent (for the account of each Lender) a non-recurring duration fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it (including interest, principal, interest for late payment and default) without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party, it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. To the extent that interest payable by an Obligor under this Agreement becomes subject to Tax Deductions, each relevant Finance Party and each Obligor shall cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for that Obligor to obtain authorisation to make interest payments without them being subject to Tax Deductions respectively being subject to the lowest legally possible Tax Deductions.

(f)	An Obligor is not required to make an increased payment to a Finance Party under this Clause 13.1 for a Tax Deduction in respect of Tax imposed from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been paid to that relevant Finance Party without a Tax Deduction if it were a Qualifying Lender and/or a Qualifying Bank Creditor but on that date that Finance Party is not or has ceased to be a Qualifying Lender and/or a Qualifying Bank Creditor other than as a result of any change after the date it became a Finance Party under this Agreement in (or in the interpretation, administration, or application of) any law or any published practice or concession of any relevant taxing authority.

13.2	Tax indemnity

(a)	The Company shall (within ten Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document. The Agent shall, together with such demand, provide to the Company a certificate confirming and setting out in reasonable detail the amount of such loss, liability or cost.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.1 (Tax gross-up) or by a recalculation of interest pursuant to Clause 9.6 (Minimum interest); or

(B)	would have been compensated for by an increased payment under Clause 13.1 (Tax gross-up) or by a recalculation of interest pursuant to Clause 9.6 (Minimum interest) but was not so compensated solely because one of the exclusions of para. (f) of Clause 13.1 (Tax gross-up) applied.

(c)	A Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.2, notify the Agent.

13.3	Tax Credit

(a)	If an Obligor makes a payment pursuant to Clause 9.6 (Minimum interest), Clause 13.1 (Tax gross-up) or Clause 13.2 (Tax indemnity) (a “Tax Payment”) and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to such Obligor which that Finance Party determines will leave it (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

(b)

If any Finance Party makes any payment to an Obligor pursuant to paragraph (a) above and such Finance Party subsequently determines that such Tax Credit in respect of which such payment was made was not available, has been withdrawn or that it was unable to use such Tax Credit in full, such Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its reasonable discretion, is necessary to place it in the same after Tax position as it would have been in if such Tax Credit had been obtained, fully used and retained by such Finance Party.

13.4	Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender.

If a New Lender fails to indicate its status in accordance with this Clause 13.4 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 13.4.

13.5	Stamp taxes

The Company shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document. The Agent shall, together with such demand, provide to the Company a certificate confirming and setting out in reasonable detail the amount of such cost, loss or liability.

13.6	VAT

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses (including fees), that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions) the Company shall, within ten Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, or (iii) the implementation of any future Capital Adequacy Requirement such as, without limitation, Basel III.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, together with the demand by the Agent, provide a certificate confirming and setting out in reasonable detail the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor and compensated for by Clause 13.1 (Tax gross-up) (or would have been compensated for under Clause 13.1 (Tax gross-up) but was not so compensated solely because the exclusion in para. (f) of Clause 13.1 (Tax gross-up) applied);

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 13.2 (Tax indemnity) (or would have been compensated for under Clause 13.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.2 (Tax indemnity) applied);

(d)	attributable to the compliance with any Capital Adequacy Requirement or any other request from or requirement of any central bank or other financial, monetary or other authority which a Lender is, as of the signing date of this Agreement, obliged to implement;

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten Business Days of demand by the Agent, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum. The Agent shall, together with such demand, provide to the Company a certificate confirming and setting out in reasonable detail the amount of such cost, loss or liability.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss, damage or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss, damage or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company.

In each case the Finance Party shall, together with such demand, provide to the Company a certificate confirming and setting out in reasonable detail the amount of such cost, loss, damage or liability.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 6.3 (Change of currency);

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(d)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

In each case the Agent shall provide to the Company a certificate confirming and setting out in reasonable detail the amount of such cost, loss or liability.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all external costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, and execution of:

(a)	this Agreement, the Finance Documents and any other documents referred to in this Agreement, in the amount as agreed between the Arranger and the Company before the date of this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

In each case the Agent and the Arranger shall provide to the Company a certificate confirming and setting out in reasonable detail the amount of such costs and expenses.

17.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.9 (Change of currency),

the Company shall, within ten Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement. The Agent shall, together with such demand, provide to the Company a certificate confirming and setting out in reasonable detail the amount of such costs and expenses.

17.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document. That Finance Party shall, together with such demand, provide to the Company a certificate confirming and setting out in reasonable detail the amount of such costs and expenses.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount to the Agent for the account of the Finance Parties as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss, damage or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss, damage or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Nature of guarantee and indemnity of Guarantor

The Guarantor herewith acknowledges that it guarantees and indemnifies under this Agreement up to a total maximum amount of CHF 1,522,500,000 strictly in accordance with art. 111 of the Swiss Code of Obligations and the terms and conditions of this Agreement on first demand by the Agent as a primary obligor and not as a surety (nicht als Bürge).

18.3	Continuing guarantee

This guarantee is a continuing guarantee, i.e. is entered into for an undefined term, and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.5	Waiver of defences

The obligations of the Guarantor under this Clause 18 are independent from the validity or enforceability of the obligations of the Borrower and will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantor’s rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	In particular, until all amounts which may be or become payable by an Obligor to the Finance Parties (or any of them) under or in connection with the Finance Documents have been irrevocably paid or discharged in full and unless the Agent otherwise directs, the Guarantor shall not exercise any right of recourse (Rückgriffsrecht) it may have against any other Obligor by reason of performance by it under this guarantee for the benefit of that other Obligor, nor shall the Guarantor set off any claim under such right of recourse against any debt it may have vis-à-vis such other Obligor, or assign or pledge such right of recourse in full or in part. Each other Obligor herewith undertakes neither to make any payment to the Guarantor with respect to any such right of recourse nor to set off any claim such other Obligor may have against the Guarantor against any claim the Guarantor may have under a right of recourse against such other Obligor. Any amount received or recovered by the Guarantor in violation of this Clause 18.8 shall immediately be notified by the Guarantor to the Agent and, upon the Agent’s request, paid forthwith to the Agent for application to any outstanding amount of the Finance Parties under or in connection with the Finance Documents.

(c)	The Guarantor herewith assigns any and all claims it may have under such right of recourse against any other Obligor to the Agent for security purposes (Sicherungszession) effective as of the date of adjudication of bankruptcy, the grant of a moratorium, the entry into any kind of composition arrangements with creditors or as of the date of resolution of liquidation of such other Obligor.

18.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Unless stated otherwise in this Clause 19, each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement and, by reference to the facts and circumstances then existing, on the date of each Utilisation Request, on each Utilisation Date, on the date of each Selection Notice, on the Closing Date, on the Extension Effective Date, on the first day of each Interest Period, on the date of each Compliance Certificate, and on the date of the delivery of an Accession Letter.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each of its Subsidiaries is a corporation, limited liability company or comparable legal entity, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of law stipulated in a Finance Document to which it is a party as the governing law of the relevant Finance Document will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in the jurisdiction stipulated in a Finance Document to which it is a party in relation to such Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

On the date of this Agreement, it is not required to make any deduction or withholding for, or on account of, Tax from any payment it may make under any Finance Document provided that the Lenders are Qualifying Bank Creditors or Permitted Non-Qualifying Bank Creditors.

19.8	Tax representation

(a)	Each Obligor is at all times in compliance with the Swiss Tax Non-Bank Rules. For the purpose of its compliance with the Swiss Tax Non-Bank Rules under this Clause 19.8, in relation to the Facility the aggregate number of Lenders under the Facility which are not Qualifying Bank Creditors shall be deemed to be five (irrespective of whether or not there are, at any time, any such Lenders).

(b)	This representation shall not be deemed to be breached in case the Swiss Tax Non-Bank Rules are violated solely as a result of:

(i)	any non-compliance by the Lenders with the provisions of Clause 25 (Changes to the Lenders);

(ii)	a Lender making a misrepresentation as to its status as a Qualifying Bank Creditor or ceasing to be a Qualifying Bank Creditor after the time it acceded to this Agreement; or

(iii)	transfers to, or other transactions with, persons not qualifying as Qualifying Bank Creditors after the occurrence of an Event of Default.

19.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.10	No default

(a)	No Event of Default, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

(c)	No event or circumstance is outstanding which constitutes a material default (i) by the Company or BidCo under any Acquisition Document or (ii) by any other party to any Acquisition Document that gives the Company or BidCo the right to terminate the respective Acquisition Document.

(d)	The Tender Offer and any other agreement in connection with the Acquisition is valid and binding subject to its terms. The Tender Offer has been made in compliance with applicable law.

19.11	No material adverse effect

No Material Adverse Effect has occurred.

19.12	No misleading information

(a)	Any factual information provided by any member of the Group was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections provided by any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any information provided in connection with the Credit Assessment and no information has been given or withheld in connection with the Credit Assessment that results in the information provided in connection with the Credit Assessment being untrue or misleading in any material respect.

(d)	All material information provided to a Finance Party by or on behalf of any member of the Group in connection with the Acquisition, the Tender Offer and/or the Target Group is accurate and not misleading in any material respect as at the date it is provided.

(e)	All other written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete, accurate and not misleading in all material respect as at the date it was provided.

19.13	Original Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements give a true and fair view of its financial condition and results of operations during the relevant financial year.

(c)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Company) since the date of the Original Financial Statements.

(d)	Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of the Group.

19.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.15	No proceedings pending or threatened

No litigation, arbitration, debt collection proceeding or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

19.16	Licenses, permits and compliance with law

All authorisations, approvals, consents and licenses without which the business of the Group as it is being conducted cannot be conducted have been obtained by the relevant member of the Group and each member of the Group is in compliance with all applicable laws and regulations in all material respects.

19.17	No security interests

No Security exists over all or any of the present or future revenues or assets of any member of the Group save for Securities permitted pursuant to para. (c) of Clause 22.8 (Negative pledge).

19.18	Environmental Laws

To the best of its knowledge and belief (having made due and careful enquiry), each member of the Group has complied with all environmental laws to which it is subject in all material respects, has obtained and complied in all material respects with all environmental licences required in connection with its business and no property currently owned, leased, occupied or controlled by it is contaminated with any hazardous substance and, no property previously owned, leased, occupied or controlled by it is contaminated with any hazardous substance.

19.19	Intellectual Property

It and each of its Subsidiaries:

(a)	is the legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

19.20	Anti-corruption law

Each member of the Group has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable anti-corruption laws and, to the best of its knowledge and belief (having made due and careful enquiry), has conducted its businesses in compliance with such laws.

19.21	Use of Facility

None of the Obligors nor any of its Affiliates uses any proceeds raised under the Facility for Sanctioned Activities or for business activities involving, directly or indirectly, a Sanctioned Person or Sanctioned Country. The execution, delivery and performance of the Facility and the use of proceeds thereof do not violate the applicable Federal Reserve Margin Regulations (assuming the compliance of the Lenders therewith).

19.22	Acquisition Documents, disclosures and other documents

(a)	As of the date of their signing, the Acquisition Documents contain all the terms of the Acquisition and are in full force and effect and are valid, binding and enforceable in accordance with their terms.

(b)	As of the Closing Date, all necessary governmental consents, approvals and filings in respect of the Acquisition including, without limitation, any filings then required by the SEC, have been made and/or obtained.

(c)	The Acquisition Documents do not in respect of any member of the Group (for the avoidance of doubt, excluding the Target Group) (i) require the consent of any governmental authority that has not been obtained other than approval or expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, (ii) breach any provision of any material contract to which any Group member is party; (iii) result in any violation of law or (iv) result in the imposition of any lien in respect of any Group member.

(d)	As of the date of signing the Acquisition Documents, the Tender Offer has been approved by the Board of Directors of the Target.

(e)	The Tender Offer is in compliance with all tender offer rules under the Exchange Act.

(f)	The Tender Offer conforms to the terms of the Acquisition Documents in all material respects and has been or will be performed in conformance in all material respects to the terms of the Acquisition Documents or consistent therewith.

(g)	As of the date of signing the Acquisition Documents, no representation or warranty given by any member of the Group in the Acquisition Documents is untrue or misleading in any material respect.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

From the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years and for the first time as per December 31, 2016:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited stand-alone financial statements of each Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 75 days after the end of each half of each of its financial years and for the first time as per June 30, 2016:

(i)	its consolidated financial statements for that financial half year.

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent on a semi-annual basis, in each case within 75 days after the end of each half of each of its financial years and for the first time as per December 31, 2016, based on the respective (unaudited) financial information of the Group, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date of the respective (unaudited) financial information.

(b)	Each Compliance Certificate shall be signed by two directors of the Company.

20.3	Information: miscellaneous

From the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	the annual budget for the Group and the Target (stand-alone) for the upcoming financial year within ten (10) Business Days of the approval of the annual budget by the board of directors of the Company, but in any event no later than January 31 of the respective year to which the budget applies.

(b)	an update with respect to the status and material developments on the refinancing of the Facility and the Division.

(c)	all documents dispatched by the Company to its shareholders (or any class of them) in their capacity as shareholders or its creditors generally at the same time as they are dispatched;

(d)	promptly upon becoming aware of it, the details of any litigation, arbitration, debt collection proceedings or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.4	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.5	“Know your customer” checks

(a)	Each Obligor shall, promptly after a request by the Agent, supply to the Agent any documentation or other evidence which is reasonably requested by the

Agent (whether for itself, on behalf of any Lender or proposed New Lender) to enable such party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations, if the necessary information is not already available to the Agent or the relevant Lender or proposed additional lender, as the case may be, and the requirement arises as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer.

(b)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors).

(c)	Following the giving of any notice pursuant to paragraph (b) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

20.6	Information on the Tender Offer

From the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Company shall supply to the Agent:

(a)	Copies of all governmental filings and public notices made by the Group in connection with the Acquisition and the Tender Offer;

(b)	Copies of all press releases and other public announcements made by the Group in connection with the Acquisition and the Tender Offer; and

(c)	Information of any material changes in the terms and conditions of the Acquisition and the Tender Offer and any further information related thereto reasonably requested by the Agent or any Lender (through the Agent).

21.	FINANCIAL COVENANTS

(a)	From the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the following ratio must be complied with:

(i)	on December 31, 2016, the Leverage Ratio of the Group shall be ≤ 4.25x (as of the reporting date);

(ii)	on June 30, 2017, the Leverage Ratio of the Group shall be ≤ 3.90x (as of the reporting date).

(b)	The ratio in para. (a) of this Clause 21 shall be tested semi-annually based on the consolidated financial data of the Group (audited consolidated annual and the unaudited consolidated semi-annual financial statements covering the four quarters immediately preceding such reporting on a rolling basis) to be provided pursuant to Clause 20.1 (Financial statements). The tests shall be made as soon as the relevant financial statements are available.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to

(a)	enable it to perform its obligations under the Finance Documents and the Acquisition Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Documents; and

(c)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply with all material laws, including environmental laws, to which it may be subject.

22.3	Anti-corruption law

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other applicable similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.4	Use of Facility

The Obligors shall not (and shall procure that none of their Affiliates will) use any proceeds raised under the Facility for Sanctioned Activities or for business activities involving, directly or indirectly, a Sanctioned Person or Sanctioned Country.

22.5	Limitation of granting of loans to third parties

No Obligor shall, and the Company shall procure that no other member of the Group will, grant or maintain any financial loan (that is not trade related) to third parties, except for an aggregate amount of CHF 50,000,000.

22.6	Limitation of extension of guarantees to third parties

No Obligor shall, and the Company shall procure that no other member of the Group will, extend or maintain any guarantee to third parties (including guarantees to secure intraday transactions in connection with the zero balance cash pooling), except for an aggregate amount of CHF 200,000,000.

22.7	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.8	Negative pledge

In this Clause 22.8, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security or Quasi-Security listed in Schedule 8 (Existing Financial Indebtedness and Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within three Months of the date of acquisition of such asset;

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within three Months of that company becoming a member of the Group;

(vii)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(viii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(ix)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (ix) above) does not exceed CHF 50,000,000 (or its equivalent in another currency or currencies); or

(x)	any Security or Quasi-Security over or affecting any shares, stocks, securities or other interest in, or assets of, any member of the Target Group including, directly or indirectly, any such interests or assets that constitute “margin stock”, as defined in the Federal Reserve Margin Regulations.

22.9	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	in the course of the Division;

(iv)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed CHF 50,000,000 (or its equivalent in another currency or currencies) in any financial year; or

(v)	of shares, stocks, securities or other interest in, or assets of, any member of the Target Group including, directly or indirectly, any such interests or assets that constitute “margin stock”, as defined in the applicable Federal Reserve Margin Regulations.

22.10	Demerger and transformation

An Obligor shall neither conduct a demerger (Spaltung) in the sense of art. 29 et seq. Swiss Merger Law nor a transformation (Umwandlung) in the sense of art. 53 et seq. Swiss Merger Law.

22.11	Merger, joint ventures and further acquisitions

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into an Acquisition Transaction without the prior written consent of the Majority Lenders, except for:

(a)	the Acquisition;

(b)	the Division;

(c)	any existing/ongoing in-licencing transactions as reflected in the business plan of the Group as of the date of this Agreement; or

(d)	any other acquisitions (including new in-licencing transactions) which do not exceed the aggregate amount of CHF 50,000,000 (as applicable, to the enterprise value of acquisitions, equity value of the merged entity, milestones payments) until the Termination Date.

22.12	Tender Offer

(a)	In respect of the Acquisition, the Company, BidCo and the Target shall be in compliance in all material respects with the tender offer rules under the Exchange Act and otherwise in compliance in all material respects with the Rules of the SEC and any securities exchange as well as and in particular in compliance with the applicable Federal Reserve Margin Regulations, and shall perform such other and further acts necessary to continue such compliance at all times.

(b)

BidCo shall (and the Company will procure that BidCo will) comply in all material respects with all terms of the Acquisition Documents and the relevant regulations, in particular promptly pay all amounts payable to the holders of Target Shares under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment) and (other than technical, immaterial administrative amendments intended to correct or clarify provisions of any Acquisition Document), shall not amend, modify or waive any provision of the Acquisition Documents or the Tender Offer other than with the consent of the Lenders. Without limiting the generality of the foregoing, the offer price and price paid for Target Shares shall in all respects conform to the terms of the Acquisition Documents and the Tender Offer.

(c)	BidCo shall (and the Company will procure that BidCo and each relevant member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.

22.13	Arm’s length basis

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value.

22.14	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

22.15	Compliance with Non-Bank Rules

(a)	Each Obligor shall at all times during the life of the Facility comply with the Swiss Tax Non-Bank Rules. For the purpose of its compliance with the Swiss Tax Non-Bank Rules under this Clause 22.15, the aggregate number of Lenders under the Facility which are not Qualifying Bank Creditors shall be deemed to be five (irrespective of whether or not there are, at any time, any such Lenders).

(b)	This undertaking shall not be deemed to be breached in case the Swiss Tax Non-Bank Rules are violated solely as a result of:

(i)	any non-compliance by the Lenders with the provisions of Clause 25 (Changes to the Lenders);

(ii)	a Lender making a misrepresentation as to its status as a Qualifying Bank Creditor or ceasing to be a Qualifying Bank Creditor after the time it acceded to this Agreement; or

(iii)	transfers to, or other transactions with, persons not qualifying as Qualifying Bank Creditors after the occurrence of an Event of Default.

22.16	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.17	Intellectual Property

(a)	Each Obligor shall (and the Company shall procure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member; and

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property.

22.18	Change of business

The Company shall procure that, subject to Clause 24 (Division of the Group), no substantial change is made to the general nature of the business of the Company, the Obligors or the Group from that carried on at the date of this Agreement.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.16 (Acceleration)) and Clause 23.17 (Clean-Up Period).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (i) the Agent giving notice to the Company and (ii) the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 (i) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than CHF 35,000,000 (or its equivalent in any other currency or currencies), and (ii) in the event of a breach of covenants under the terms of the private placement of the Company of March 2008 in the amount of up to CHF 94,000,000 by reason of the Acquisition.

23.6	Insolvency

(a)	A member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts; or

(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its Financial Indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value in excess of CHF 35,000,000 and is not discharged within twenty (20) Business Days, if capable of being discharged.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a directly or indirectly fully owned Subsidiary of the Company, except in case of the Division or, prior to the Completion, BidCo is not or ceases to be a directly or indirectly fully owned Subsidiary of the Borrower.

23.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11	Invalidity

Any of the obligations of an Obligor under the Finance Documents or any security interest created or to be created thereunder becomes invalid or unenforceable.

23.12	Business Activities

An Obligor and/or any company of the Group ceases to perform or conduct its business activities.

23.13	Audit Report

The auditors of the Group, the Company or any Obligor make a material qualification in the audit report relating to a (consolidated) financial statement of such company and/or the Group.

23.14	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document.

(b)	Any party to the Acquisition Documents terminates any of those agreements or instruments in whole or in part in accordance with the terms of such document.

23.15	Material adverse change

An event or circumstances or series of events or circumstances occurs which has or would in the opinion of the Majority Lenders (acting reasonably) be expected to have a Material Adverse Effect.

23.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.17	Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Company, the Borrower or BidCo; and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

24.	DIVISION OF THE GROUP

(a)	The Group intends to divide its two business units Vifor Pharma and Galenica Santé into two independent listed Swiss companies (the “Division”). The Division shall be permissible if

(i)	no Default is continuing or would result from the Division;

(ii)	the Company provides the Agent (in sufficient copies for all the Lenders, if the Agent so requests) with a chart showing the structure of the Group immediately after the Division and with copies of all other documents which enables the Lenders to fully understand the economic and legal aspects of the Division (such as, e.g., agreements, resolutions, et al.) and such documents are to the satisfaction of the Lenders (acting reasonably); and

(iii)	all of the conditions set forth under para. (b) and (c) of this Clause 24 are fulfilled;

(b)	If the Division takes place in such way that Galenica AG remains the ultimate listed parent company of the Galenica Santé business unit and the Vifor Pharma business unit (including the Borrower) is fully or partially spun off,

(i)	such Division shall only be permissible if

(1)	Vifor Pharma Participations AG is listed at SIX Swiss Exchange upon the effectiveness of the Division;

(2)	the detailed calculation, which is fully satisfactory to the Lenders, shows that the pro-forma Leverage Ratio of the Group immediately after the Division is below 2.00x; and

(3)	unless Vifor Pharma Participations AG is the sole Borrower under the Agreement, Vifor Pharma Participations AG has acceded this Agreement as a Guarantor pursuant to Clause 26.2 (Additional Guarantors);

(ii)	the Borrower shall make a mandatory prepayment of the net proceeds resulting for the Group from such Division, if any, in accordance with para. (b) of Clause 8.3 (Prepayment from Proceeds);

(iii)	the Finance Parties shall release Galenica AG as a Guarantor under this Agreement pursuant to Clause 26.3 (Resignation of a Guarantor);

(iv)	in this para. (b) and upon the effectiveness of the Division, the defined term

(1)	“Company” means Vifor Pharma Participations AG;

(2)	“Group” means Vifor Pharma Participations AG and its (direct and indirect) Subsidiaries for the time being, including the Target Group.

(c)	If the Division takes place in such way that the Galenica AG remains the ultimate listed parent company of the Vifor Pharma business unit (including the Borrower) and the Galenica Santé business unit is fully or partially spun off,

(i)	such Division shall only be permissible if the detailed calculation, which is fully satisfactory to the Lenders, shows that the pro-forma Leverage Ratio of the Group immediately after the Division is below 2.00x;

(ii)	the Borrower shall make a mandatory prepayment of the net proceeds resulting for the Group from such Division, if any, in accordance with para. (b) of Clause 8.3 (Prepayment from Proceeds);

(iii)	in this para. (c) and upon the effectiveness of the Division, the defined term

(1)	“Company” means Galenica AG;

(2)	“Group” means Galenica AG and its (direct and indirect) Subsidiaries for the time being, including the Target Group.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS

25.1	Transfers by the Lenders / Risk exposure transaction

(a)	Subject to this Clause 25, a Lender (the “Existing Lender”) may (by way of assumption of contract (Vertragsübernahme)) transfer any of its rights and obligations to any person (other than to an Obligor or an Obligor’s Affiliate) (the “New Lender”), provided that, unless an Event of Default has occurred and is continuing, such transfers shall only be made in compliance with the Swiss Tax Ten Non-Bank Rule (it being agreed that each of the Existing Lenders and the Company may, without independent verification but acting reasonably, rely on the status confirmation made by the New Lender in the Transfer Certificate).

(b)	A Lender shall not otherwise assign its rights or enter into any arrangement with any person (including sub-participants or risk transferees), other than a Qualifying Bank Creditor, unless under such assignment or arrangement throughout the life of such arrangement:

(i)	the relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or the Obligor);

(ii)	the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(iii)	the other person will under no circumstances (other than permitted transfers under Clauses 25.1(a) (Transfers by the Lenders / Risk exposure transaction) and 25.2 (Conditions of transfer):

(A)	be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; or

(B)	have otherwise any contractual relationship with, or rights against, the Obligor under or in relation to this Agreement;

unless such assignment or arrangement does not result in negative tax consequences with respect to the Swiss Withholding Tax as a result of a change of the Swiss Tax Non-Bank Rules.

(c)	The transfer of any rights and obligations of a Lender in accordance with paragraph (a) of this Clause 25.1 and the assignments of rights of a Lender in accordance with paragraph (b) of this Clause 25.1 shall only be made to a person which represents that it is a FATCA Exempt Party (or, prior to the earliest FATCA Application Date, will be a FATCA Exempt Party as from the earliest FATCA Application Date), regardless as to whether an Event of Default has occurred and is continuing.

25.2	Conditions of transfer

(a)	The consent of the Company is required for any transfer pursuant to Clause 25 of any rights or obligations to any person by an Existing Lender, unless,

(i)	the transfer is to an existing Lender or to an Affiliate of the transferring Lender which is a Qualifying Bank Creditor and a FATCA Exempt Party;

(ii)	the transfer is to a New Lender which is one of the financial institutions listed in Schedule 11 (Approved New Lenders) provided it is a Qualifying Bank Creditor and a FATCA Exempt Party; or

(iii)	an Event of Default has occurred and is continuing.

(b)

The consent of the Company to a transfer must not be unreasonably withheld or delayed, though it is understood that it would not be deemed unreasonable to withhold the consent where the New Lender is not a Qualifying Bank Creditor (it being agreed that each of the transferring Lenders and the Company may, without independent verification but acting reasonably, rely on the status confirmation given by the New Lender in the Transfer Certificate). The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it (for the avoidance of doubt in accordance with Clause 33 (Notices) in writing) unless consent is expressly refused by the Company within that time.

(c)	A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply if an Event of Default has occurred.

(e)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 25.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.5	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

25.6	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents; or

(iii)	be made if, as a result of such charge, assignment or Security, the Swiss Tax Non-Bank Rules would no longer be complied with.

25.7	Changes to Credit Suisse AG

The Parties acknowledge and agree that Credit Suisse AG may transfer all or any of its roles under the Finance Documents (i.e. its role as Lender, Agent and Arranger) to one of its Affiliates which is a Qualifying Bank Creditor domiciled in Switzerland (such as Credit Suisse (Schweiz) AG) by way of transfer of assets (Vermögensübertragung) in accordance with the Swiss Merger Act (Fusionsgesetz). Credit Suisse AG will inform all Parties about the occurrence of such transfer.

26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, neither in form of a transfer of assets (Vermögensübertragung) pursuant to art. 69 et seq. Swiss Merger Law nor otherwise.

26.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 20.5 (“Know your customer” checks), the Company may request that any of its wholly owned Swiss Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

26.3	Resignation of a Guarantor

(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	all the Lenders have consented to the Company’s request; and

(iii)	the resignation of such Guarantor is in accordance to para. (b) of Clause 24 (Division of the Group).

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGER

27.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.5 (Copy of Transfer Certificate to Company), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.6	Business with the Group

Without prejudice to the restrictions imposed on any Obligor or any member of the Group under the Finance Documents, any Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.7	Rights and discretions of the Agent

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.8	Responsibility for documentation

Neither the Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the Credit Assessment or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever) but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.11	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents and in connection therewith each Obligor expressly releases the Agent from banking secrecy requirements and further confidentiality obligations.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 13.7 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 13.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

27.14	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy or completeness of any information memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor or if a Recovering Finance Party can set-off any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

Each Obligor acknowledges that each Lender is, for the purpose of such Sharing Payments, entitled to debit the account of each Obligor accordingly. For the avoidance of doubt, a Sharing Payment among the Lenders does not reduce or restrict the obligations of any Obligor under this Agreement in any way.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to EUR, in a principal financial centre in such Participating Member State or Zurich, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback

and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to EUR, in the principal financial centre of a Participating Member State or Zurich, as specified by that Party).

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clause 15 (Other indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.10	Disruption to payment systems etc.

If either the Agent determines (in its reasonably exercised discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	unless directly caused by its gross negligence or wilful misconduct, the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.11	Currency Conversion

To the extent not otherwise set forth in the Agreement, a sum of money, which is not denominated in the Base Currency, is converted into the Base Currency at the prevailing rate of exchange determined by the Agent (acting reasonably) on the day on which the Agreement in relation to this sum of money determines a fact or has a legal consequence.

31.	SET-OFF

(a)	A Finance Party may set off any obligation due from an Obligor under the Finance Documents against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation and even before the maturity of such obligations. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Each Obligor waives its right to offset its obligations under the Finance Documents against any claims it may have against any or all Lenders and/or any party acquiring rights under the Finance Documents, except that in the event of the opening of bankruptcy or similar insolvency proceedings against a Finance Party, the Borrower shall be entitled to set off own claims towards such Finance Party against payment obligations owed by the Borrower to such Finance Party under the Finance Documents.

32.	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

Galenica AG

Attn: Julien Vignot

Untermattweg 8

3027 Bern

E-Mail:

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

Credit Suisse AG

Attn: Stefan Hummel, SGLS 14

Uetlibergstrasse 231 (A / B + ZN)

Postfach

8070 Zürich

E-mail:

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been received by the addressee;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)	Subject to paragraph (c) of this Clause 33.5, any communication to be made between any two Parties under or in connection with the Finance Documents may be made by unencrypted electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication (which agreement shall be deemed to be concluded by the execution of this Agreement and any Transfer Certificate) and if those two Parties:

(i)	notify each other in writing of their electronic mail address or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)	Any such electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Notwithstanding the foregoing, any notification of a breach of any provision of this agreement or an Event of Default shall be made by letter or fax, if not otherwise stated (and not by electronic mail or other electronic means).

(d)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(e)	The Parties agree that the Agent is authorized to send information to any e-mail address that any Party has previously given to the Agent in writing or of which it is aware from e-mail communication with such Party. Each Party also authorizes the Agent to communicate by e-mail with third parties, which are also involved in the credit relations under this Agreement or any of the Finance Documents. The Agent is entitled to assume that all the orders and instructions e-mailed by a Party, or such third parties, are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register or the specimen signature. Each Party acknowledges the risks inherent to such electronic communication, including:

(i)	limited confidentiality: electronic mails or any other communication by electronic means may be susceptible without significant efforts to (systematic) interception by third parties and authorities;

(ii)	manipulation: the content and mail address of the sender of such communication and any attachments thereto may be susceptible to manipulation and unauthorised amendment by a third party or to (permanent or temporary) delays in the transmission of the respective communication;

(iii)	transmission failures: technical malfunctions may lead to amendments, deliveries to recipients other than the intended addressee, delays, or the deletion of such a communication or its attachments;

(iv)	lack of integrity: the recipient of such message may not be able to verify in a timely manner whether the sender of such a communication is authentic and whether the content of such a communication is not manipulated;

(v)	data corruption by viruses: viruses, worms, etc. may be transmitted by electronic communication and may cause significant damage to computer systems of the recipients; and

(vi)	delay or interruption of exchange: the exchange of information can be delayed or interrupted due to transmission errors, technical faults, interruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. Time-critical orders and instructions might not be processed in due time. Therefore, the Borrower is advised to use another suitable means of communication for these types of orders and instructions.

(f)	The Agent does not represent or warrant that:

(i)	unsecured electronic communication will be received by the intended recipient without unauthorised change on time;

(ii)	an electronic communication indicating the Agent or any of its officers or staff as the sender has indeed been sent by the Agent or any of its officers or staff; and

(iii)	an electronic communication to the Agent will be read and proceeded on time.

(g)	The Agent reserves the right at any time to reject the receipt or processing of electronic communication, or make its receipt or processing dependent on certain conditions to be met. To the extent feasible, the Agent shall inform the other Parties about such rejection of receipt or processing of electronic communication or making its receipt or processing dependent on certain conditions being met in advance.

(h)	The Agent will not be liable and, to the extent legally permitted, excludes any liability for damages incurred by a Lender, the Borrower or any other Party arising out of or in connection with the realisation of any risk inherent to the use of unsecured electronic communication (including as a result of any delay of an electronic communication or any interruption of IT systems).

33.6	English and German language

(a)	Any notice given under or in connection with any Finance Document must be in English or German.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English or German; or

(ii)	if not in English or German, and if so required by the Agent, accompanied by a certified English or German translation and, in this case, the English or German translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be (excluding the Fee Letter) amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

(a)	An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders”, “Sanctioned Activities”, “Sanctioned Countries”, “Sanctioned Persons” and “Sanctions Authority” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	a change to the Borrower or the Guarantor other than in accordance with Clause 26 (Changes to the Obligors) or pursuant to Clause 24 (Division of the Group);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties), this Clause 37, Clause 41 (Governing law) or Clause 42 (Enforcement);

(viii)	Clause 19.21(Use of Facility); or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or any Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the relevant Arranger, as the case may be.

(c)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document (other than an amendment or waiver referred to in paragraphs (a)(ii), (iii) and (iv) above) or other vote of Lenders under the terms of this Agreement

(i)	within five Business Days after the expiry of the deadline set by the Agent; or

(ii)	if no such deadline is set by the Agent, if such Lender fails to respond within ten Business Days after the Agent has made such request;

such Lender will be deemed to have given its consent unless consent is expressly refused by the concerned Lender within that time.

38.	CONFIDENTIAL INFORMATION

38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

(a)

Each Obligor hereby releases each Finance Party and its group companies and each Finance Party hereby releases each other Finance Party and its group companies from all banking secrecy and further domestic and international confidentiality obligations in connection with the Finance Documents for purposes of communications among each other, with prospective New Lenders, Affiliates of New Lenders, rating agencies, sub-participants, risk transferees and any of its or their officers, directors, employees, professional advisers or auditors. This waiver includes any data transfer to and from abroad.

(b)	Except with respect to the Obligors’ identity and the existence of the Finance Documents, no Confidential Information will be disclosed to prospective New Lenders and third parties, unless such person shall have entered into a written Confidentiality Undertaking which, among other things, restricts further disclosures in the manner set forth herein.

(c)	Notwithstanding paragraph (a) above, any Finance Party may disclose Confidential Information:

(i)	to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(ii)	to any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(iii)	to any person who is a Party;

(iv)	that is already in the public domain without default by any Lender;

(v)	to professional advisers on a need to know basis; or

(vi)	with the consent of the Company.

38.3	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.4	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (c)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.5	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	ENTIRE AGREEMENT

This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement that are to be delivered pursuant to this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement is governed by Swiss law.

42.	ENFORCEMENT

Each of the Obligors and each of the Finance Parties agrees that any legal action arising out of or relating to this Agreement, including actions relating to disputes on the conclusion, validity or amendment of this Agreement, may be brought exclusively in the courts of Zurich. Switzerland, venue being Zurich 1, provided that nothing in this Agreement shall limit the right of any Finance Party to commence any legal action against any Obligor and/or its assets in any other jurisdiction or to serve process in any matter permitted by law, and the taking of proceedings in any jurisdiction shall not preclude any Finance Party from taking proceedings in any other jurisdiction whether concurrently or not, to the extent legally permitted.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

*            *             *

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Borrower

Name of Borrower	Registration number (or equivalent, if any)
Vifor Pharma Participations AG	CHE-312.244.438

Part II

The Original Lenders

Name of Original Lender	Commitment in CHF	Commitment in %
Credit Suisse AG	1,450,000,000	100%

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions precedent to signing of the Agreement

1.	Obligors

(a)	An up-to-date officially certified (beglaubigt) extract from the commercial register of each Obligor.

(b)	Up-to-date articles of association (Statuten) of each Obligor.

(c)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above in relation to the Finance Documents and related documents.

(e)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on any Obligor to be exceeded.

(f)	A certificate of the Company (signed by a director) confirming that (i) no material adverse change in the financial or business condition of the Obligors, the Group or the Target since the date of the most recent audited financial statements has occurred and (ii) all representations and warranties are accurate and correct.

(g)	A certificate of the Company (signed by a director) confirming that entering into this Agreement and/or utilizing the Facility and/or making the Tender Offer and Acquisition will not result in an event of default (however described) with respect to any other existing Financial Indebtedness of any Obligor.

(h)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Transaction Documents

A copy of the latest drafts of the Transaction Documents (other than the Finance Documents).

3.	Finance Documents

A copy of each of the following Finance Documents executed by the Obligors party to them:

(a)	this Agreement; and

(b)	the Fee Letter.

4.	Other documents and evidence in each case in form and substance satisfactory to the Agent and the Lenders

(a)	All approvals by the competent authorities of the Lenders have been issued.

(b)	All information and documentation satisfactory to the Lenders that may be required by them in respect of the Obligors to comply with their regulatory and legal obligations and “Know Your Customer”, anti-money laundering or similar identification principles and procedures applicable.

(c)	The Original Financial Statements of each Obligor.

(d)	A pro forma structure chart regarding the Group after Completion of the Acquisition.

(e)	A copy of the final or, if not available, the latest draft of the due diligence reports (including structure memorandum, if available) in respect of the Target.

(f)	The consolidated financial projections (including the Acquisition) for the next three financial years of the Group.

(g)	An overview regarding the External Basket as well as any Security granted.

(h)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the date of signing of this Agreement.

(i)	A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part II

Conditions precedent to initial Utilisation

1.	Transaction documents

(a)	A copy of the Acquisition Agreement executed by the parties to it, provided however that the following items must be contained therein and that the executed versions of these documents shall not deviate in any material aspects from the final drafts provided to the Agent:

(i)	the price per Target Share offered in the Tender Offer and included in the Acquisition Agreement must not exceed USD 32.00;

(ii)	the Tender Offer comprising at least the following conditions:

(A)	an offer to purchase any and all outstanding Target Shares at a price of USD 32.00 per share;

(B)	the Minimum Condition (as defined in the Acquisition Agreement);

(C)	an offer to keep the tender period open for at least twenty (20) Business Days as defined in the Acquisition Agreement;

(D)	compliance in all material respects with 17 CFR 240.14d-2.

(b)	A confirmation by the Company the Minimum Condition (as defined in the Acquisition Agreement) has been satisfied.

(c)	The final Funds Flow Statement.

(d)	Schedule TO including all exhibits thereto, filed with the SEC in respect of the Tender Offer.

(e)	SEC Schedule 14D-9 filed with the SEC in respect of the Tender Offer.

(f)	Copies of filings made in connection with the Acquisition under the Hart Scott Rodino Antitrust Improvements Act of 1976 and the passage or termination of the applicable waiting period related thereto.

2.	Legal opinions

(a)	A legal opinion (enforceability) of Baker & McKenzie Zurich, Swiss legal advisers to the Agent, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion (capacity) of Kellerhals Carrard, Swiss legal advisers to the Obligors, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A duly executed Utilisation Request.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

Part III

Conditions precedent required to be

delivered by an Additional Guarantor

1.	An Accession Letter, duly executed by the Additional Guarantor and the Company.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	[A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.]

6.	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing, as appropriate, the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Guarantor.

10.	A legal opinion (capacity) of the Swiss legal advisers to the Obligors, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

SIGNATURES

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Arranger

Credit Suisse AG

/s/ Daniel Schäublin	/s/ Kathrin Knecht
Name: Daniel Schäublin	Name: Kathrin Knecht
Title: Director	Title: Director

Agent

Credit Suisse AG

/s/ Daniel Schäublin	/s/ Kathrin Knecht
Name: Daniel Schäublin	Name: Kathrin Knecht
Title: Director	Title: Director

Original Lender

Credit Suisse AG

/s/ Daniel Schäublin	/s/ Kathrin Knecht
Name: Daniel Schäublin	Name: Kathrin Knecht
Title: Director	Title: Director

Company

Galenica AG

/s/ Dr. Andreas Walde	/s/ Daniel Keller
Name: Dr. Andreas Walde	Name: Daniel Keller
Title Generalsekretär	Title: Head of Group Corporate Accounting & Tax

Borrower

Vifor Pharma Participations AG

/s/ Dr. Andreas Walde	/s/ Daniel Keller
Name: Dr. Andreas Walde	Name: Daniel Keller
Title Authorized Signatory	Title: Authorized Signatory

Original Guarantor

Galenica AG

/s/ Dr. Andreas Walde	/s/ Daniel Keller
Name: Dr. Andreas Walde	Name: Daniel Keller
Title Generalsekretär	Title: Head of Group Corporate Accounting & Tax